Exhibit 99.2

RISK FACTORS

Investing in our common stock involves a high degree of risk. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we deem immaterial may also impair our business operations. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

On September 12, 2006, Discovery Partners International, Inc., or Discovery Partners, completed its business combination with Infinity Pharmaceuticals, Inc, or IPI, in accordance with the terms of the Agreement and Plan of Merger among Discovery Partners, a wholly owned subsidiary of Discovery Partners and IPI, dated as of April 11, 2006, pursuant to which IPI became a wholly owned subsidiary of Discovery Partners. As a result of the merger, Discovery Partners changed its name to Infinity Pharmaceuticals, Inc., or Infinity, and the newly-acquired wholly owned subsidiary, which was formerly known as Infinity Pharmaceuticals, Inc., changed its name to Infinity Discovery, Inc., or IDI. Following the closing of the merger, the business conducted by Infinity shall be the business conducted by IDI immediately prior to the merger. As a result, the risks described below are the most significant risks faced by Infinity after the merger.

Unless the context otherwise requires, all references herein to “we,” “us,” “our” or “Infinity” refer to Infinity and its wholly owned subsidiaries.

Risks Related to Our Business

Our business is at an early stage of development and we do not have, and may never have, any products that generate revenues, which would prevent us from achieving profitability.

We are at an early stage of development as a company and have a limited operating history on which to evaluate our business and prospects. Since beginning operations in 2001, we have not generated any revenue from the sale of drugs. We currently have no drugs for sale and we cannot guarantee that we will ever have any marketable drugs. Before we can successfully sell any drugs, we must demonstrate to the FDA and other regulatory authorities in the United States, the European Union and elsewhere that our drug candidates satisfy rigorous standards of safety and efficacy for their intended uses. Significant additional research, preclinical testing and clinical testing is required before we can file applications with the FDA or these other regulatory authorities for marketing approval of our drug candidates. In addition, to compete effectively, any drugs for which we successfully obtain marketing approval must have a combined profile of safety, efficacy, ease of administration and cost-effectiveness such that they offer advantages over alternative treatment options. We may not achieve this objective. IPI-504, our most advanced drug candidate, is in two Phase I clinical trials and is currently our only drug candidate in clinical trials. We cannot be certain that the clinical development of this or any other drug candidates in preclinical testing will be successful, that they will receive the regulatory approvals required to commercialize them, or that any of our other research and drug discovery programs will yield a drug candidate suitable for investigation through clinical trials. Accordingly, commercial revenues, if any, will be derived from sales of drugs that we do not expect to become marketable for several years, if at all.

We have a limited operating history and have incurred a substantial cumulative loss since inception. If we do not generate significant revenues, we will not be profitable and our business may fail.

We have incurred significant losses since our inception in February 2001. At March 31, 2006, our accumulated deficit was approximately $138 million. We have experienced net losses of $33.9 million, $34.1 million, $36.4 million and $10.8 million for the fiscal years ending December 31, 2003, 2004 and 2005 and the quarter ended March 31, 2006, respectively. We have not generated any revenues from the sale of drugs to date and we do not expect to generate revenues from the sale of any of our drugs, or achieve profitability, for several years, if ever. We expect that our annual operating losses will increase substantially over the next several years as we seek to:

•	complete Phase I clinical trials for IPI-504 and, if supported by the Phase I clinical trial results, initiate larger scale Phase II clinical trials, as well as additional clinical trials for IPI-504, including combination studies;

•	advance our preclinical Hedgehog inhibitor program into clinical trials, if supported by positive preclinical data;

•	discover and develop additional drug candidates, including Bcl-2 inhibitor compounds;

•	obtain regulatory approval for any drug candidates we successfully develop;

•	commercialize any product candidates for which regulatory approval is obtained;

•	prosecute and maintain our intellectual property rights relating to our product candidates and future products, if any;

•	hire additional clinical, scientific and management personnel and upgrade our operational, financial and management information systems and facilities; and

•	identify and acquire rights from third parties to additional compounds, drug candidates or drugs.

To become profitable, we must successfully develop and obtain regulatory approval for our drug candidates and effectively manufacture, market and sell any drug candidates we develop. Accordingly, we may never generate significant revenues and, even if we do generate significant revenues, we may never achieve profitability.

Our limited operating history may make it difficult for you to accurately evaluate the success of our business to date and assess our future viability.

We commenced operations in February 2001. Our operations to date have been limited to organizing and staffing the company, developing, and securing our technology and undertaking preclinical studies and initial clinical trials of our drug candidates. We have not yet demonstrated our ability to obtain regulatory approval for, or to formulate and manufacture at commercial-scale, any of our product candidates, nor do we have the sales and marketing infrastructure necessary to successfully commercialize any products that may ultimately be approved for sale, if any. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

We will need substantial additional capital to fund our operations, including planned drug candidate development, manufacturing and commercialization. If we do not have or cannot raise additional capital when needed, we will be unable to develop and commercialize our drug candidates successfully and we may have to limit or scale back our operations.

We anticipate that our current cash, cash equivalents and available-for-sale marketable securities, together with the $70 million license payment we expect to receive from MedImmune, Inc. in connection with our strategic alliance, will be sufficient to support our current operating plan, including planned increases in general and administrative and research and development expenses, through December 31, 2009. Our currently-planned operating and capital requirements primarily include the need for working capital to, among other things:

•	continue clinical development of an intravenous formulation of IPI-504;

•	perform preclinical work on an oral formulation of IPI-504;

•	perform preclinical work on our Hedgehog pathway inhibitor program; and

•	design and produce our diversity-oriented synthesis compounds.

Our future operating plan may change, however, as a result of many factors, including:

•	the progress and results of clinical trials of IPI-504;

•	the results of preclinical studies of potential Hedgehog pathway inhibitors, the results of discovery stage research for Bcl-2 inhibitor compounds and other programs, and our decision to initiate clinical trials if supported by preclinical results;

•	our ability to meet current compound delivery obligations to Novartis and Johnson & Johnson;

•	our needs for office and laboratory facilities;

•	our ability to continue to sublease excess space;

•	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates;

•	the cost of acquiring raw materials for, and of manufacturing, our product candidates;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs;

•	the costs of establishing sales and marketing functions and of establishing commercial manufacturing arrangements if any drug candidates are approved;

•	our inability to maintain our existing strategic alliances;

•	the costs required to satisfy our obligations under our current and potential future collaborations; and

•	the timing, receipt and amount of sales or royalties on future products, if any.

We will require substantial additional cash to fund expenses that we expect to incur in the long term in connection with planned preclinical and clinical testing, regulatory review, manufacturing and sales and marketing efforts. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic alliance and licensing arrangements. Such additional financing may not be available when we need it or may not be available on terms that are favorable to us. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders’ ownership interests will be diluted, and the terms may include liquidation or other preferences that adversely affect their rights as stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or drug candidates, or grant licenses on terms that are not favorable to us. If we are unable to obtain adequate financing on a timely basis, we could be required to:

•	curtail significant discovery stage drug discovery programs that are designed to identify new drug candidates; and/or

•	relinquish rights to product candidates or development programs that we may otherwise seek to develop or commercialize ourselves or jointly with our collaborative partner(s).

If the perceived benefits of the merger with Discovery Partners, including the benefits to our business and prospects, are not realized, the market price of our common stock may decline

The market price of our common stock may decline as a result of the merger with Discovery Partners for a number of reasons including if:

•	we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on our business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on our business and prospects from the merger.

The market for cancer therapeutics is intensely competitive. If we are unable to compete effectively, our drug candidates and any drugs that we may in the future develop may be rendered noncompetitive or obsolete.

We are engaged in seeking to develop drugs in the cancer therapeutic segment of the pharmaceutical industry, which is highly competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs that target various forms of cancer. We currently face, and expect to continue to face, intense and increasing competition as new products enter the market and advanced technologies become available. Moreover, there are a number of large pharmaceutical companies currently marketing and selling products to treat cancer, including Bristol-Myers Squibb Company, F. Hoffmann-La Roche Ltd., Novartis Pharma AG and Genentech, Inc. In addition to currently approved drugs, there are a significant number of drugs that are currently under development and may become available in the future for the treatment of various forms of cancer. We are also aware that there are a number of companies that are currently seeking to develop drug candidates directed to the same biological targets that our own drug candidates are designed to inhibit. Specifically, we believe that Kosan Biosciences, Conforma Therapeutics Corporation (which recently announced its proposed acquisition by BiogenIdec Inc.), Serenex, Inc., Vernalis plc (in collaboration with Novartis) and Synta Pharmaceuticals have preclinical and early clinical stage development programs seeking to develop compounds that target Heat Shock Protein 90, or Hsp90, which is the target of our lead compound IPI-504. Curis, Inc. and Genentech Inc. have an early stage clinical development collaboration seeking to develop drugs that target the Hedgehog signaling pathway, which is also being targeted by compounds we have in preclinical development. Gemin-X Biosciences and Abbott Laboratories are believed to be in early-stage development of compounds to target the Bcl-2 family of proteins, which is the target of one of our discovery programs as well.

Many of our competitors have:

•	significantly greater financial, technical and human resources than us and may be better equipped to discover, develop, manufacture and commercialize drug candidates;

•	more extensive experience in preclinical testing and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products;

•	drug candidates that have been approved or are in later-stage clinical development than our own candidates; and/or

•	collaborative arrangements with leading companies and research institutions in our fields of interest.

Competitive products and/or new treatment methods for the diseases we are targeting may render our products, if any, obsolete, noncompetitive or uneconomical before we can recover the expenses of developing and commercializing them. If we successfully develop and obtain approval for our drug candidates, we will face competition based on the safety and effectiveness of our drug candidates, the timing of their entry into the market in relation to competitive products in development, the availability and cost of supply, marketing and sales capabilities, reimbursement coverage, price, patent position and other factors. If we successfully develop drug candidates but those drug candidates do not achieve and maintain market acceptance, our business will not be successful.

If we are not able to attract and retain key management and scientific personnel and advisors, our efforts to develop our drug candidates and achieve our other business objectives could be delayed or substantially impaired.

We are highly dependent on our management team, particularly: Steven Holtzman, our Chief Executive Officer; Julian Adams, our President and Chief Scientific Officer; Adelene Perkins, our Executive Vice President and Chief Business Officer; and the other members of our leadership team. All of these individuals are employees-at-will, which means that neither Infinity nor such employee is obligated to a fixed term of service and that the employment relationship may be terminated by either Infinity or the employee at any time, without notice, and whether or not cause or good reason exists for such termination. Although we do not have any reason to believe that it may lose the services of any of these persons in the foreseeable future, the loss of the services of any of these persons might impede the achievement of our research, development and commercialization objectives. We do not maintain “key person” insurance on any of our employees.

Recruiting and retaining qualified scientific and business personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experiences competition for the hiring of scientific personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by other entities, have commitments under consulting or advisory contracts with third parties that limit their availability to us, or both.

Our business has a substantial risk of product liability claims, which could be costly to defend and could divert management’s attention. Moreover, if we are unable to obtain and maintain appropriate levels of insurance, an adverse outcome in a product liability claim could be costly and could adversely affect our business.

We are exposed to significant potential product liability risks that are inherent in the development, manufacture, sales and marketing of human medicinal products. Although we do not currently commercialize any products, claims could be made against it based on the use of our drug candidates in clinical trials. We currently have clinical trial insurance and will seek to obtain product liability insurance prior to the sales and marketing of any of our drug candidates. Our insurance may not, however, provide adequate coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to maintain current amounts of insurance coverage or obtain additional or sufficient insurance at a reasonable cost to protect against losses that could have a material adverse effect on us. If a claim is brought against us, we might be required to pay legal and other expenses to defend the claim, as well as uncovered damage awards resulting from a claim brought successfully against us. Furthermore, whether or not we are ultimately successful in defending any such claims, we might be required to redirect significant financial and managerial resources to such defense, and adverse publicity is likely to result.

Risks Related to the Development of Our Drug Candidates

All of our drug candidates are still in the early stages of development and remain subject to clinical testing and regulatory approval. If we or our strategic alliance partners are unable to successfully develop and test one or more of our drug candidates, or obtain U.S. and/or foreign regulatory approval, we will not be able to successfully commercialize those product candidates and achieve profitability. If this were to occur, our business would likely fail.

To date, we have not obtained approval from the FDA or any foreign regulatory authority to market or sell any of our drug candidates. The success of our business depends primarily upon our, and our strategic alliance partners’, ability to develop and commercialize our drug candidates successfully. Our most advanced drug candidate is IPI-504, which is currently in two Phase I clinical trials and is the subject of a broad product and development agreement with MedImmune, Inc. Our other drug candidates are in various stages of preclinical and discovery stage development.

Our drug candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required in the United States and in many foreign jurisdictions prior to the commercial sale of medicinal products like our drug candidates. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. It is possible that none of the drug candidates we are developing, or may in the future develop, either alone or in collaboration with our strategic alliance partners, will obtain marketing approval. In connection with the clinical trials of IPI-504 and any other drug candidate we may seek to develop in the future, we face risks that:

•	the drug candidate may not prove to be safe and/or effective;

•	the results of later trials may not confirm the positive results from earlier preclinical studies or clinical trials; and

•	the results may not meet the level of statistical significance required by the FDA or other regulatory agencies.

We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA and/or comparable foreign regulatory agencies. The time required to complete clinical trials and for regulatory review by the FDA and other countries’ regulatory agencies is uncertain and typically takes many years. Some of our drug products may be eligible for the FDA’s programs that are designed to facilitate the development and expedite the review of certain drugs, but there is no assurance that any of our drug candidates will qualify for one or more of these programs. Even if a drug product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification.

Our analysis of data obtained from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unanticipated delays or increased costs due to government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Any delay in obtaining or failure to obtain required approvals could materially adversely affect our ability to generate revenues from the particular drug candidate. Furthermore, the uses for which any regulatory authority may grant approval to market a product may be limited, thus placing limitations on the manner in which we may market the product and limiting its market potential. We are also subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of foreign regulations. Approval by the FDA does not ensure approval by regulatory authorities outside the United States, and vice versa. Foreign jurisdictions may have different approval procedures than those required by the FDA and may impose additional testing requirements for our drug candidates.

If clinical trials of our drug candidates are prolonged, delayed or suspended, we may be unable to commercialize those drug candidates on a timely basis, if at all, and may incur substantial additional costs, either of which could adversely affect whether, or when, we may achieve profitability.

We cannot predict whether it will encounter problems with any of our ongoing or planned clinical trials that will cause us, our strategic alliance partners, or regulatory authorities to delay or suspend clinical trials, or delay the analysis of data from ongoing clinical trials. Any of the following could delay the clinical development of our drug candidates:

•	ongoing discussions with the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

•	delays in receiving, or the inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

•	delays in enrolling volunteers and patients into clinical trials;

•	a lower than anticipated retention rate of volunteers and patients in clinical trials;

•	the need to repeat clinical trials as a result of inconclusive or negative results or unforeseen complications in testing;

•	inadequate supply or deficient quality of drug candidate materials or other materials necessary to conduct our clinical trials;

•	unfavorable FDA inspection and review of a clinical trial site or records of any clinical or preclinical investigation;

•	serious and unexpected drug-related side effects experienced by participants in our clinical trials;

•	a finding that the trial participants are being exposed to unacceptable health risks;

•	the placement by the FDA of a clinical hold on a trial; or

•	any restrictions on or post-approval commitments with regard to any regulatory approval we ultimately obtain that render the drug candidate not commercially viable.

Clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the eligibility criteria for our clinical trials and competing studies or trials. Delays in patient enrollment can result in increased costs and longer development times. Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond current expectations. In addition, the FDA could require us to conduct clinical trials with a larger number of subjects than has been projected for any of our drug candidates. As a result of these factors, we may not be able to enroll a sufficient number of patients in a timely or cost-effective manner.

Furthermore, enrolled patients may drop out of clinical trials, which could impair the validity or statistical significance of the clinical trials. A number of factors can influence the patient discontinuation rate, including, but not limited to: the inclusion of a placebo arm in a trial; possible inactivity or low activity of the drug candidate being tested at one or more of the dose levels being tested; adverse side effects experienced, whether or not related to the drug candidate; and the availability of numerous alternative treatment options that may induce patients to discontinue their participation in the trial.

We may suspend, or the FDA or other applicable regulatory authorities may require us to suspend, clinical trials of a drug candidate at any time if we or they believe the subjects or patients participating in such clinical trials, or in independent third-party clinical trials for drugs based on similar technologies, are being exposed to unacceptable health risks or for other reasons.

We cannot predict whether any of our drug candidates will encounter problems during clinical trials that will cause us or regulatory authorities to delay or suspend these trials or delay the analysis of data from these trials. In addition, it is impossible to predict whether legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be. If we experience any such problems, we may not have the financial resources to continue development of the drug candidate that is affected or the development of any of our other drug candidates.

We rely on third parties to conduct our clinical trials, and we intend to rely on such third parties in the future. These third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such trials, which could result in unplanned delays or interruptions of such clinical trials and impede our ability to successfully develop the product candidates which are the subject of such trials.

We rely on third parties such as medical institutions and principal investigators to enroll qualified patients, conduct our clinical trials and provide services in connection with such clinical trials. We intend to rely on such third party medical institutions and principal investigators, as well as contract research organizations and other similar entities, in the future. We currently rely upon five principal investigators at a total of four medical institutions to enroll qualified patients and conduct our clinical trials. We also rely upon five service providers in connection with such clinical trials. Our reliance on these third parties for clinical development activities reduces our control over these activities. Accordingly, these third-party contractors may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or the trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be required to replace them. Although we believe that there are a number of third-party contractors which could be engaged to continue these activities, replacing a third-party contractor may result in a delay of the affected trial. If this were to occur, our efforts to obtain regulatory approvals for and commercialize our drug candidates may be delayed.

In addition, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. The FDA requires us to comply with certain standards, referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. If any of our trial investigators or third-party contractors do not comply with good clinical practices, we may not be able to use the data and reported results from the trial. If this were to occur, our efforts to obtain regulatory approvals for and commercialize our drug candidates may be delayed.

Even if we obtain regulatory approvals, our products will be subject to ongoing regulatory review. If we fail to comply with continuing U.S. and applicable foreign regulations, we could lose those approvals, and our business would be seriously harmed.

Even if we receive regulatory approval of any drug candidates we are developing or may develop, we will be subject to continuing regulatory review. We may be required, or we may elect, to conduct additional clinical trials of our drug candidates after they have become commercially available approved drugs. As greater numbers of patients use a drug following its approval, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials. Supplemental trials could also produce findings that are inconsistent with the trial results we previously submitted to the FDA, which could result in marketing restrictions or force us to stop marketing previously approved drugs. In addition, the manufacturer and the manufacturing facilities we use to make any approved drugs will be subject to periodic review and inspection by the FDA. The subsequent discovery of previously unknown problems with the drug, manufacturer or facility may result in restrictions on the drug, manufacturer or facility, including withdrawal of the drug from the market. If we fail to comply with applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and criminal prosecutions.

We work with hazardous materials, which could expose us to liability claims and which will require compliance with environmental laws and regulations, which can be expensive and restrict how it conducts our business.

Our activities involve the controlled storage, use and disposal of hazardous materials, including infectious agents, corrosive, explosive and flammable chemicals, various radioactive compounds and compounds known to cause birth defects. We are subject to certain federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials.

In the event of an accident, state or federal authorities may curtail our use of these materials, and it could be liable for any civil damages that result. These damages may exceed our financial resources and may seriously harm our business. While we believes that the amount of insurance we carry is sufficient for typical risks regarding the handling of these materials, it may not be sufficient to cover pollution conditions or other extraordinary or unanticipated events. Additionally, an accident could damage, or force us to shut down, our operations. In addition, if were to manufacture our products or product candidates ourselves, we may incur substantial costs to comply with environmental regulations and would be subject to the risk of accidental contamination or injury from the use of hazardous materials in our manufacturing processes.

Risks Related to Our Dependence on Third Parties

We are reliant on our strategic alliance partners. If an alliance partner terminates or fails to perform its obligations under our agreements with them, the development and commercialization of our drug candidates could be delayed or terminated, and our business would be adversely affected.

As part of our business strategy, we have entered into alliances with major biotechnology or pharmaceutical companies to jointly develop specific drug candidates and to jointly commercialize them if they are approved. In these alliances, our collaborators have committed to provide substantial funding, as well as significant capabilities in clinical development, regulatory affairs, marketing and sales. For example, we have entered into an alliance with MedImmune to jointly develop and commercialize novel small molecule cancer drugs targeting Heat Shock Protein 90, or Hsp90, and the Hedgehog cell signaling pathway. We have also entered into an alliance with Novartis Institutes for BioMedical Research, Inc., or Novartis, for the development and commercialization of Bcl-2 drug candidates.

If MedImmune, Novartis or any other future alliance partner does not devote sufficient time and resources to its alliance arrangements, we may not realize the potential commercial benefits of the arrangement, and our results of operations may be adversely affected. In addition, if any existing or future alliance partner were to breach or terminate its arrangements with us, the development and commercialization of the affected drug candidate could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue development and commercialization of the drug candidate on our own.

Under our agreement with MedImmune, either party may opt out of a project by giving 6 months’ written notice to the other party. If one party gives such notice, the other party has 20 days to also opt-out of the project in which case the parties will seek to out-license or sell the project assets or seek to otherwise maximize the value of the project. Any opting-out party is no longer obligated to perform work under the research and development plan and marketing plans for the project, nor pay development costs for the project. Moreover, either party is permitted to terminate the agreement with respect to a product if it believes there are safety concerns with respect to such product and the parties do not agree on the course of action to be taken, in which case the terminating party gives up all rights in such product. If a party materially breaches the agreement with respect to a project and does not cure the breach within a specified period of time, such breaching party is deemed to have opted-out of such project. If a party which opted-out of a project materially breaches the agreement, and does not cure the breach within a specified period of time, such breaching party shall no longer be entitled to royalties or milestones with respect to such product. Under our alliance agreement with Novartis, Novartis may terminate the alliance at any time upon 60 days’ notice to us. If either MedImmune or Novartis were to exercise its right to opt out of a program or to terminate the respective alliance, the development and commercialization of products from our Hsp90, hedgehog pathway and Bcl-2 program could be adversely affected, our potential for generating revenue from these programs may be adversely affected and attracting new alliance partners would be made more difficult.

Much of the potential revenue from our existing and future alliances will consist of contingent payments, such as payments for achieving development and commercialization milestones, royalties payable on sales of any successfully developed drugs, and profit-sharing arrangements. The milestone, royalty and other revenue that we may receive under these alliances will depend upon our, and our alliance partner’s, ability to successfully develop, introduce, market and sell new products. In some cases, we will not be involved in these processes and, accordingly, will depend entirely on our alliance partners. Our alliance partners may fail to develop or effectively commercialize products using our products or technologies because they:

•	decide not to devote the necessary resources because of internal constraints, such as limited personnel with the requisite scientific expertise, limited cash resources or specialized equipment limitations, or the belief that other drug development programs may have a higher likelihood of obtaining regulatory approval or may potentially generate a greater return on investment;

•	do not have sufficient resources necessary to carry the drug candidate through clinical development, regulatory approval and commercialization; or

•	cannot obtain the necessary regulatory approvals.

In addition, an alliance partner may decide to pursue a competitive drug candidate developed outside of the alliance.

If our alliance partners fail to develop or effectively commercialize our drug candidates or for any of these reasons, we may not be able to develop and commercialize that drug independently, or replace the alliance partner with another suitable partner in a reasonable period of time and on commercially reasonable terms, if at all.

Risks Related to Planned Commercialization of Our Drug Candidates

We rely on third-party manufacturers to produce the raw materials and drug substance for our drug candidates and anticipate continued reliance on third-party manufacturers if we successfully commercialize any of our drug candidates. If these third-party manufacturers do not adequately perform, our ability to complete clinical trials in a timely manner and to commercialize any product candidates would be adversely affected and we may be required to incur significant time and expense to obtain alternative third-party manufacturing arrangements.

Our drug candidates require precise, high quality manufacturing. The third-party manufacturers on which we rely may not be able to comply with the FDA’s current good manufacturing practices, or cGMPs, and other applicable government regulations and corresponding foreign standards. These regulations govern manufacturing processes and procedures and the implementation and operation of systems to control and assure the quality of products. The FDA may, at any time, audit or inspect a manufacturing facility to ensure compliance with cGMPs. Any failure by our contract manufacturers to achieve and maintain high manufacturing and quality control standards could result in patient injury or death; product liability claims; penalties or other monetary sanctions; the failure of regulatory authorities to grant marketing approval of our product candidates; delays, suspension or withdrawal of approvals; license revocation; seizures or recalls of product candidates or products; operating restrictions and/or criminal prosecution, any of which could significantly and adversely affect supply of our product candidates and seriously hurt our business. Contract manufacturers may also encounter difficulties involving production yields or delays in performing their services. We do not have control over third-party manufacturers’ performance and compliance with these applicable regulations and standards.

If, for some reason, our manufacturers cannot perform as agreed, we may be unable to replace such third-party manufacturers in a timely manner and the production of our drug candidates would be interrupted, resulting in delays in clinical trials and additional costs. Switching manufacturers may be difficult because the number of potential manufacturers is limited and, depending on the type of material manufactured at the contract facility, the change in contract manufacturer must be submitted to and/or approved by the FDA and comparable regulatory authorities outside of the United States. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our drug candidates after receipt of regulatory approval. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all.

To date, our drug candidates have been manufactured in quantities for preclinical testing and clinical trials by third-party manufacturers. Currently, our drug candidates are being manufactured in quantities for preclinical testing and clinical trials by a total of nine third-party manufacturers. If the FDA or other regulatory agencies approve any of our drug candidates for commercial sale, we expect that it would continue to rely, at least initially, on third-party manufacturers to produce commercial quantities of our approved drug candidates. These manufacturers may not be able to successfully increase the manufacturing capacity for any approved drug candidates in a timely or economical manner, or at all. Significant scale-up of manufacturing might entail changes in the manufacturing process that have to be submitted to and/or approved by the FDA or other regulatory agencies. If contract manufacturers engaged by us are unable to successfully increase the manufacturing capacity for a drug candidate, or we are unable to establish our own manufacturing capabilities, the commercial launch of any approved products may be delayed or there may be a shortage in supply.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our drug candidates, if approved, we may not generate product revenues and achieve profitability.

We have no commercial products, and we do not currently have any sales and marketing capabilities. In order to successfully commercialize any drugs that may be approved in the future by the FDA or comparable foreign regulatory authorities, we must build our sales and marketing capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenues and may not become profitable.

If physicians and patients do not accept our future drugs, we may be unable to generate significant revenues from product sales, if any, to fund our operations and achieve profitability.

Even if our current product candidates, or product candidates we may develop or acquire in the future, obtain regulatory approval, they may not gain market acceptance among physicians, patients and the medical community for a variety of reasons including:

•	timing of market introduction of competitive drugs;

•	lower demonstrated clinical safety and efficacy compared to other drugs;

•	lack of cost-effectiveness;

•	lack of availability of reimbursement from managed care plans and other third-party payors;

•	inconvenient and/or difficult administration;

•	prevalence and severity of adverse side effects;

•	potential advantages of alternative treatment methods;

•	safety concerns with similar drugs marketed by others;

•	the reluctance of the target population to try new therapies and of physicians to prescribe these therapies; and

•	ineffective marketing and distribution support.

If our approved drugs fail to achieve market acceptance, we would not be able to generate significant revenue from those drugs or achieve profitability.

If third-party payors do not adequately reimburse patients for any of our drug candidates that are approved for marketing, such product candidates might not be purchased or used, and our financial position would be adversely affected.

Our revenues and profits will depend significantly upon the availability of adequate reimbursement from governmental and other third-party payors, both in the United States and in foreign markets, of any of our approved drug candidates. Reimbursement by a third party may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost effective; and

•	neither experimental nor investigational.

Obtaining reimbursement approval for a product from each third-party and government payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of any approved drugs to each payor. We may not be able to provide data sufficient to gain acceptance with respect to reimbursement. There also exists substantial uncertainty concerning third-party reimbursement for the use of any drug candidate incorporating new technology, and even if determined eligible, coverage may be more limited than the purposes for which the drug is approved by the FDA. Moreover, eligibility for coverage does not imply that any drug will be reimbursed in all cases or at a rate that allows us to make a profit or even cover our costs. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost products that are already reimbursed and/or whether the drug is on a state’s Medicaid preferred drug list, may be incorporated into existing payments for other products or services and may reflect budgetary constraints and/or imperfections in Medicare or Medicaid data used to calculate these rates. Net prices for products may be reduced by mandatory discounts or rebates required by government health care programs or by any future relaxation of laws that restrict imports of certain medical products from countries where they may be sold at lower prices than in the United States.

There have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect payments for any of our approved products. The Centers for Medicare and Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates and may have sufficient market power to demand significant price reductions. As a result of actions by these third-party payors, the health care industry is experiencing a trend toward containing or reducing costs through various means, including lowering reimbursement rates, limiting therapeutic class coverage and negotiating reduced payment schedules with service providers for drug products.

Our inability to promptly obtain coverage and profitable reimbursement rates from government-funded and private payors for any approved products could have a material adverse effect on our operating results and our overall financial condition.

Risks Related to Patents and Licenses

If we are unable to adequately maintain patent protection for our drug candidates, or if any patents that may issue on our drug candidates are subsequently found to be invalid, our ability to successfully develop and commercialize our drug candidates will be harmed.

As of May 18, 2006, our patent portfolio includes a total of 15 patent applications worldwide. We own or hold exclusive licenses to a total of 10 U.S. patent applications, as well as 5 international applications. Our success depends in part on our ability to obtain patent protection both in the United States and in other countries for our drug candidates, their methods of manufacture and their methods of use. Our ability to protect our drug candidates from unauthorized or infringing use by third parties depends in substantial part on our ability to obtain and maintain valid and enforceable patents.

Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to maintain, obtain and enforce patents that may issue from any pending or future patent application is uncertain and involves complex legal, scientific and factual questions. The standards which the United States Patent and Trademark Office, or PTO, and its foreign counterparts use to grant patents are not always applied predictably or uniformly and are ultimately subject to change. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, rights under any issued patents may not provide us with sufficient protection for our drug candidates or provide sufficient protection to afford us a commercial advantage against competitive products or processes. In addition, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents do issue, we cannot guarantee that the claims of these patents will be held valid or enforceable by a court of law or will provide us with any significant protection against competitive products or otherwise be commercially valuable.

Patent applications in the United States are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the PTO for the entire time prior to issuance as a U.S. patent. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Consequently, we cannot be certain that we were the first to invent, or the first to file patent applications on, our drug candidates or their use as anti-cancer drugs or for other indications. In the event that a third party has also filed a U.S. patent application relating to our drug candidates or a similar invention, we may have to participate in interference proceedings declared by the PTO to determine priority of invention in the United States. Furthermore, the laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions.

If we encounter difficulties in protecting, or are otherwise precluded from effectively protecting, our intellectual property rights in foreign jurisdictions, our business prospects could be substantially harmed.

If any pending patent applications or patents that we own or license are subject to an adverse decision in an interference proceeding, we could lose significant rights under a patent or patent application and, accordingly, the success of our business could be harmed.

Patents and patent applications owned or licensed by us may become the subject of interference proceedings in the PTO to determine priority of invention. For example, we are aware of third parties who are actively researching ansamycin analogs that are similar to our lead candidate, IPI-504. These third parties have pending applications related to these analogs, but we have the first published application covering IPI-504. It is possible that an interference proceeding could be declared between our application covering IPI-504 and one or more of these third-party applications. An adverse decision in an interference proceeding may result in the loss of rights under a patent or patent application. In addition, the cost of interference proceedings to uphold the validity of patents can be substantial.

A third party may allege that we are infringing its intellectual property, causing us to spend substantial resources on litigation, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success will depend on whether there may be third-party patents, patent applications and other intellectual property relevant to our potential products that may block or compete with our product candidates or processes. Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to our drug candidates, the pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents and claim that the use of our technologies infringes these patents or that we are employing their proprietary technology without authorization. We could incur substantial costs and diversion of management and technical personnel in defending against any claims that the use of our technologies infringes upon any patents, defending against any claim that we are employing any proprietary technology without authorization, or enforcing our patents against others. The outcome of patent litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party, especially in biotechnology related patent cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree. In the event of a successful claim of infringement against us, we may be required to:

•	pay substantial damages;

•	stop developing, commercializing and selling the infringing drug candidates or approved products;

•	develop non-infringing products, technologies and methods; and

•	obtain one or more licenses from other parties, which could result in our paying substantial royalties or the granting of cross licenses to our technologies.

Furthermore, we may not have identified all U.S. and foreign patents or published applications that may affect our business either by blocking our ability to commercialize our drugs or by covering similar technologies that affect the applicable market. In addition, we may undertake research and development with respect to potential products even when it is aware of third-party patents that may be relevant to such potential products, on the basis that we may challenge or license such patents. If a patent interference or other proceeding is resolved adversely to us, we may be enjoined from researching, developing, manufacturing or commercializing our product candidates without a license. In such a circumstance, we may not be able to obtain such licenses on commercially acceptable terms, if at all. If this were to occur, we may be unable to commercialize the affected products or elect to cease certain of our business operations, which could severely harm our business.

We may undertake infringement or other legal proceedings against a third party, causing us to spend substantial resources on litigation. The outcome of any such litigation would be uncertain and could have a material adverse effect on the success of our business.

Competitors may infringe our patents or successfully avoid them through design innovation. To prevent infringement or unauthorized use, we may need to file infringement claims, which are expensive and time-consuming. In an infringement proceeding, a court may decide that one or more of our patents is not valid. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the ground that our activities are not covered by our patents. In this case, third parties may be able to use our patented technology without paying licensing fees or royalties. Policing unauthorized use of our intellectual property is difficult, and we may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States. Furthermore, it is unclear how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court or in other proceedings. A competitor may successfully challenge our patents or a challenge could result in limitations of the patents’ coverage.

We also rely on unpatented technology, trade secrets, know-how and confidential information. Third parties may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. Although third parties may challenge our rights to, or the scope or validity of, our patent rights, we have not received any communications from third parties challenging our patent applications covering our drug candidates.

We may be subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers, which could result in substantial costs to defend such claims and may divert management’s attention from the operation of our business.

As is commonplace in our industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Confidentiality and intellectual property assignment agreements with employees and others may not adequately prevent unauthorized disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property. We could incur significant costs in seeking to enforce these agreements in the event of a breach and any failure to adequately protect our trade secrets and other confidential and proprietary information could harm our business.

We rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. Trade secrets are, however, difficult to protect. In order to protect our proprietary technology and processes, we also rely in part on confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. We require each of these individuals and entities to execute a confidentiality agreement at the commencement of a relationship with it. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover our trade secrets and proprietary information, and in such case we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights and could result in a diversion of management’s attention, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We have entered into, and may in the future enter into, license agreements with third parties that give us rights to intellectual property that are necessary or useful for the conduct of our business. If the owners of such intellectual property do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.

We have entered into license agreements that give us rights to third-party intellectual property, and we may enter into similar agreements in the future. For example, we have obtained a non-exclusive, worldwide license from Nexus Biosystems relating to radio frequency tagging to enable us to use such technology to synthesize and characterize our diversity oriented synthesis small molecule libraries efficiently. Our success will depend in part on the ability of any key licensors to obtain, maintain and enforce patent protection for their intellectual property, in particular those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications to which we are licensed. Even if patents issue in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.

If we fail to obtain necessary or useful licenses to intellectual property, we could encounter substantial delays in the research, development and commercialization of our product candidates, which could affect our ability to achieve profitability.

In the event we determine to in-license technology that we deem necessary or useful for our business, we may not be able to obtain such licenses from other parties at a reasonable cost, or at all. If do not obtain necessary licenses, we could encounter substantial delays in developing and commercializing our product candidates while we attempt to develop alternative technologies, methods and product candidates, which it may not be able to accomplish. Furthermore, if we fail to comply with our obligations under our third-party license agreements, we could lose license rights that are important to our business.

Risks Associated with Infinity Common Stock

Our stock price is likely to be volatile, and the market price of our common stock may decline in value following the merger.

The market price of our common stock could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	the results of our current and any future clinical trials of IPI-504 and our other drug candidates;

•	the results of preclinical studies and planned clinical trials of our discovery stage and preclinical programs;

•	the entry into, or termination of, key agreements, including key strategic alliance agreements;

•	the results and timing of regulatory reviews relating to the approval of our drug candidates;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend any of our intellectual property rights;

•	failure of any of our drug candidates, if approved, to achieve commercial success;

•	general and industry-specific economic conditions that may affect our research and development expenditures;

•	the results of clinical trials conducted by others on drugs that would compete with our drug candidates;

•	issues in manufacturing our drug candidates or any approved products;

•	the loss of key employees;

•	the introduction of technological innovations or new commercial products by our competitors;

•	changes in estimates or recommendations by securities analysts, if any, who cover our common stock;

•	future sales of our common stock;

•	changes in the structure of health care payment systems; and

•	period-to-period fluctuations in Infinity’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Our management is required to devote substantial time and incur additional expense to comply with public company regulations. Our failure to comply with such regulations could subject us to public investigations, fines, enforcement actions and other sanctions by regulatory agencies and authorities and, as a result, our stock price could decline in value.

The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ Global Market, impose various requirements on public companies, including with respect to corporate governance practices. We have incurred, and expect to continue incurring, significant legal, accounting and other expenses to comply with these requirements. In addition, our management and other personnel will need to devote a substantial amount of time to these requirements.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 requires us to incur substantial accounting and related expense and expend significant management efforts. We will need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. Moreover, if we are not able to comply with the requirements of Section 404, or if we or our independent registered public accounting firm identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NASDAQ Global Market, SEC or other regulatory authorities.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment in Infinity.

We anticipate retaining our earnings, if any, for future growth. Therefore, we do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of our common stock will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.

Anti-takeover provisions in our stockholder rights plan and in our charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of us difficult.

We are a party to a stockholder rights plan, also referred to as a poison pill, which is intended to deter a hostile takeover by making any proposed acquisition of us more expensive and less desirable to the potential acquirer. The stockholder rights plan and our certificate of incorporation and bylaws, as amended, contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

A significant portion of our total outstanding shares may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shareholders intend to sell their shares, could reduce the market price of our common stock. Approximately 19.4 million shares of our common stock were outstanding as of September 13, 2006, substantially all of which shares are freely transferable at any time, provided that certain shares of our common stock issued to IDI stockholders in the merger with Discovery Partners are subject to lock-up restrictions that lapse in equal weekly installments over the 26 week period immediately following the closing of the merger with Discovery Partners. A decline in the price of shares of our common stock resulting from these sales, or the perception that these sales may occur, might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause our stockholders to lose part or all of their investments in our shares of common stock.